Exhibit 99.1

For Immediate Release

Company Contact:	IR Agency Contact:
Investor Relations	Christiane Pelz
408-952-8449	Lippert/Heilshorn & Assoc., Inc.
investorrelations@raesystems.com	415-433-3777
cpelz@lhai.com
RAE Systems Implements Cost Reductions
Reduces Americas’ Workforce by 10%
SAN JOSE, Calif. — March 28, 2008 — RAE Systems Inc. (AMEX: RAE), a leader in delivering innovative sensor solutions to serve industrial, energy, environmental and government safety markets worldwide, announced a ten percent reduction of its Americas’ workforce. After recording approximately $100,000 in severance costs in the first quarter of 2008, the company expects to save approximately $1.3 million annually. Also, the company has implemented specific cost reductions that will be realized beginning in the second quarter of 2008, including the elimination of non-essential marketing programs, streamlining its service processes, decreasing certain product costs to sustain its targeted gross margins, and consolidating engineering and manufacturing in China for better facility utilization.
“Driving profitable revenue growth is our top priority in 2008,” said Robert I. Chen, president and chief executive officer. “As we discussed in early March, we have begun implementing specific programs to improve gross margins increase productivity and reduce operating expenses without impacting product quality. RAE Systems values its employees and the contributions they make to the company; this decision was reached after careful consideration of current business conditions balanced against our objective to return to sustainable profitable growth in 2008.”
About RAE Systems
RAE Systems is a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time. Products include multi-sensor chemical detection networks, wireless gas detection systems and radiation

For Immediate Release
monitors for energy production and refining, industrial and environmental safety, and public and government first responder security. RAE Systems’ products are used in over 85 countries by many of the world’s leading corporations and by many U.S. government agencies. For more information about RAE Systems, please visit www.RAESystems.com.
Safe Harbor Statement
This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.